Exhibit 4.1(b)

STOCK CERTIFICATE
8.50% SERIES A CUMULATIVE REDEEMABLE PREFERRED sTOCK, PAR VALUE
$0.001 PER SHARE

OF

INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND

Certificate Number:	shares
CUSIP: 76120W 401
Resource Capital Corp., a Maryland corporation (the “Company”), hereby certifies that         (together with any assignee of this Certificate, the “Holder”), is the registered owner of             (        ) shares of the Company's 8.50% Series A Cumulative Redeemable Preferred Stock, transferable only on the books of the Company by the Holder in person or by Attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Company's Charter and Bylaws, and any amendments thereto. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.
IN WITNESS WHEREOF, the Company has caused this certificate to be executed as of the date set forth below.

Dated:

Secretary	Chairman of the Board

Countersigned and Registered:
American Stock Transfer & Trust Company, LLC
Transfer Agent and Registrar

By: ______________________
Authorized Signature

(REVERSE SIDE OF SHARE CERTIFICATE)

The Company will furnish to any stockholder, on request and without charge, a full statement of the information required by section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and preferences, conversion and other rights, voting powers and restrictions, limitations as to dividends and other distributions, and terms and conditions of redemption of the stock of each class which the Company has authority to issue and (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series. All capitalized terms used herein and not otherwise defined shall have meaning assigned to such terms in the charter of the Company (the “Charter”), as the same may be amended from time to time, a copy of which will be sent without charge to each stockholder who so request. Such request must be made to the Secretary of the Company at its principal office.

The Charter contains restrictions on transfer and ownership of shares of Capital Stock, including the shares represented by this certificate. The Corporation will furnish a full statement about its restrictions on transferability and ownership, without charge, to each stockholder who so requests. Such request must be made to the secretary of the Company at its principle office.

Keep this certificate in a safe place. If it is lost, stolen or destroyed, the corporation will require a bond of indemnity as a condition to the issuance of a replacement certificate.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _____________________________________________________ (print or typewrite name of transferee), __________________ (insert Social Security or other taxpayer identification number of transferee), the following shares of 8.50% Series A Cumulative Preferred Stock of the Company and irrevocably constitutes and appoints __________________________ and its authorized officers, as Attorney to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated: ______________, 20___	By:
Name:
Title: